EXHIBIT 3.1.2

        CERTIFICATE OF AMENDMENT OF THE CERTIFICATE OF INCORPORATION OF
             CORPORATE ROAD SHOW.COM INC. UNDER SECTION 805 OF THE
                            BUSINESS CORPORATION LAW

1.     Name of Corporation: CORPORATE ROAD SHOW.COM INC.

2.     The certificate of incorporation was filed on November 1, 1999.

3. Prior to the amendment the Fourth Article read: "FOURTH: The aggregate number of shares which the corporation shall have the authority to issue is: Twenty Million (20,000,000) at 0.0001 par value." The Fourth Article has been amended as follows: "FOURTH: The aggregate number of shares which the corporation shall have the authority to issue is: Five Hundred Million (500,000,000) at 0.0001 par value."

4. The amendment to the certificate of incorporation was authorized pursuant to Section 803(a) of the Business Corporation Law pursuant to which the corporation's board of directors authorized the amendment and subsequent to such authorization the majority of all outstanding shares entitled to vote thereon approved such action.


Officer Signature

/s/ Frank Ferraro
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Frank Ferraro, President and Director